Exhibit 99.1

Carbon Plan

Summary of Order Issued by the North Carolina Utilities Commission

(Docket E-100 Sub 179)

Background:

•	On October 13, 2021, North Carolina Governor Roy Cooper signed into law legislation (“HB 951”) that established a framework overseen by the North Carolina Utilities Commission (the “NCUC”) to advance North Carolina CO2 emission reductions from electric generating facilities in the state through the use of least cost planning while providing for continued reliability and affordable rates for customers.

o	Among other things, HB 951 directed that the NCUC approve an initial carbon plan by December 31, 2022, taking all reasonable steps to achieve a 70% reduction in CO2 emissions from public utilities’ electric generating facilities in the state by 2030 (from 2005 levels) (the “70% reduction”) and achieve carbon neutrality from electric generating facilities by 2050 while maintaining affordability and reliability for customers.

•	On May 16, 2022, Duke Energy Carolinas, LLC (“DEC”) and Duke Energy Progress, LLC (“DEP” and, together with DEC, the “Companies”) filed a proposed Carolinas carbon plan (the “Proposed Plan”) with the NCUC.

o	The Companies’ Proposed Plan was shaped by significant stakeholder input, including engagement with more than 300 organizations from both North Carolina and South Carolina.

o	The Companies’ Proposed Plan was based upon an “all-of-the-above” approach to the energy transition and included a defined set of near-term procurement and development activities.

•	The Companies have already made significant progress on the energy transition, having reduced CO2 emissions by more than 40% since 2005.

•	On December 30, 2022, the NCUC issued an order adopting an initial carbon plan (the “Carbon Plan”).

Major components of the NCUC order:

•	Consistent with the Companies’ proposal, the order recognizes the value of an “all-of-the-above” approach to achieving CO2 emission reductions. The order approves a number of near-term activities requested by the Companies that are needed to continue progress toward achieving the CO2 emissions reduction targets.

•	Affirms the resource ownership structure described in HB 951. All new generation facilities or other resources selected by the NCUC to achieve the CO2 emission reductions shall be owned and recovered on a cost of service basis by the Companies, with a carveout for solar and solar plus storage generation facilities, where the Companies will own 55%, and 45% will be procured through long term purchase power agreements with third parties.

•	Approves the Companies’ proposed plan to continue utilizing remaining coal-fired generation assets, ensuring that appropriate replacement generating units and associated transmission infrastructure are in service before existing generating units are retired and providing an orderly transition out of coal generation by 2035.

Near-term procurement and development activities

•	Approves the Companies’ request to advance near-term procurement activities for specific capacity additions for new solar and battery storage resources as noted below.

•	Authorizes the Companies to continue to plan for additional natural gas replacement generation resources as requested, while acknowledging that future proceedings will be required to further consider new natural gas generation, which will include consideration of firm natural gas transportation capacity to North Carolina, among other factors.

•	Authorizes the Companies’ request to upgrade certain transmission facilities (“Red Zone Transmission Projects”) to strengthen the grid, improve resilience for customers and interconnect new solar generation.

•	NCUC approves the following near-term resource activities with in-service by 2029:

Near-term resources	Proposed	Approved
New Solar Generation	• 3,100 MW	• 3,100 MW total: 2,350 MW in 2023 and 2024 procurements, in addition to 750 MW already approved in 2022 procurement (all amounts subject to Volume Adjustment Mechanism)
Battery Storage	• 1,600 MW, including 600 MW storage paired with solar	• 1,600 MW, including 600 MW storage paired with solar
Onshore Wind Generation	• 600 MW	• Approves plan for stakeholder engagement, but no procurement prior to next Carbon Plan proceeding
Hydrogen-capable Natural Gas Generation	• 2,000 MW	• Approves plan to continue to pursue 2,000 MW, subject to further consideration in future proceedings

•	Carbon Plan approval of the above near-term resources does not constitute NCUC approval for construction of the resource. The Companies will still need to obtain that approval during subsequent Certificate of Public Convenience and Necessity (“CPCN”) proceedings, as applicable.

Development activities associated with long lead-time resources

•	The NCUC determined the following limited development activities requested by the Companies through 2024 associated with long lead-time resources are reasonable:

o	New nuclear (SMR and advanced nuclear) (up to $75 million)

o	Bad Creek II pumped hydro storage (up to $40 million)

o	Off-shore wind transmission development activities common to the three current wind energy areas off the Carolinas coast

•	The NCUC determined it is premature at this time to transfer the Carolinas Long Bay offshore wind lease from Duke Energy Renewables Wind, LLC (a non-regulated entity) to the Companies; instead, the Companies are directed to further evaluate the feasibility of the three current wind energy areas off the Carolinas coast.

Next steps:

•	By February 15, 2023, the Companies will file a 2023 Solar Procurement proposal.

•	The order requires the Companies to refresh the Carbon Plan modeling – including impacts of the Inflation Reduction Act of 2022, Infrastructure Investment Jobs Act, and other future legislative changes and changing conditions – and file the updated Carbon Plan proposal with the NCUC by September 1, 2023.

o	Beginning on May 14, 2024, the NCUC will conduct an expert witness hearing.

o	As outlined in North Carolina law, the Carbon Plan will be reviewed and adjusted every two years thereafter.

•	In August 2023, the Companies will file an Integrated Resource Plan with the Public Service Commission of South Carolina, which will take into account the Carbon Plan, the Inflation Reduction Act of 2022 and other factors relevant to resource planning.